Exhibit 10.1

COHEN & COMPANY, LLC

AMENDMENT NO. 3 TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Cohen & Company, LLC, dated as of October 30, 2019 (“Amendment No. 3”), is entered into by and among each of the Members set forth on the signature pages hereto.

Background

On December 16, 2009, the Members entered into the Amended and Restated Limited Liability Company Agreement (the “Amended and Restated Agreement”) of Cohen & Company, LLC (formerly, IFMI, LLC, the “Company”). On June 20, 2011, the Members entered into Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of Cohen & Company, LLC (“Amendment No. 1”).  On May 9, 2013, the Members entered into Amendment No. 2 to Amended and Restated Limited Liability Company Agreement of Cohen & Company, LLC (“Amendment No. 2” and collectively with the Amended and Restated Agreement and Amendment No. 1, the “Agreement”).

Pursuant to Section 13.10 of the Agreement, the Members desire to amend certain provisions of the Agreement.

NOW, THEREFORE, intending to be bound hereby, the Members agree as follows:

1.             Defined Terms. Terms that are used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

1.1  The definition set forth below is hereby added to Section 1.2 of the Agreement to be placed in proper alphabetical sequence.

“Additional Units”: the number of Units representing fifty percent (50%) of the votes entitled to be cast at any Meeting, plus one Unit, minus the number of Units owned by Parent as of the record date of such Meeting.

“Convertible Secured Note”:  the Convertible Senior Secured Promissory Note, dated as of March 10, 2017, issued by the Company to DGC Family Fintech Trust in the aggregate principal amount of Fifteen Million Dollars ($15,000,000), with an interest rate of eight percent (8%) per annum.

“Meeting”: any meeting of the holders of Units, or any adjournment thereof or any other circumstances upon which a vote, agreement, consent (including unanimous written consents) or other approval is sought from the holders of Units.

2.             Management and Control of Business; Authority of Board Members. Section 7.1 of the Agreement is hereby deleted and replaced in its entirety as follows:

Section 7.1 Management and Control of Business; Authority of Board Members. Management of the business and affairs of the Company and the Subsidiaries shall be vested in the Board of Managers, who may exercise all powers of the Company and perform or authorize the performance of all lawful acts which are not by the Act or this Agreement directed or required to be exercised or performed by the Members.  The Board of Managers shall consist of three Managers.  The Managers shall initially be Daniel G. Cohen (who shall be the Chairman of the Board of Managers), Lester R. Brafman and Joseph W. Pooler, Jr.  A Manager may resign at any time for any reason or for no reason. Upon resignation of a Manager or other vacancy on the Board of Managers, a new Manager shall be elected by the Members by a Majority Vote. A Manager may be removed by the Company upon a Majority Vote, except as set forth in the following sentence. Notwithstanding any other provision of this Agreement, the Company shall not, without receiving advance written approval by Parent and a Majority Vote of the Designated Non-Parent Members, if any, remove Daniel G. Cohen as a Manager or as Chairman of the Board of Managers other than for cause.

3.             Special Proxy Regarding Convertible Secured Note.  Section 6.13 of the Agreement is inserted as follows:

Section 6.13 Special Proxy Regarding Convertible Secured Note.  If following any conversion of all or any part of the Convertible Secured Note as provided therein, the Parent owns a number of Units representing less than a majority of the votes entitled to be cast at any Meeting, then for so long as the Parent owns a number of Units representing less than a majority of the votes entitled to be cast at any Meeting, each holder of any Units issued as a result of the conversion of the Convertible Secured Note (regardless of how such Units were acquired by such holder) hereby grants to and appoints the Parent as such holder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of each such holder, to vote at any Meeting the number of Units (the “Proxy Units”) owned by each such holder as of the record date of such Meeting equal to (i) the Additional Units or (ii) if such holder holds less than a number of Units equal to the Additional Units, all such holder’s Units.  Such attorney-in-fact may evidence the taking of any action, giving of any consent or the voting of such Proxy Units by the execution of any document or instrument for such purpose in the name of such holder.  Each such holder hereby affirms that the proxy set forth in this Section 6.13 is given in connection with, and in consideration of, the Convertible Secured Note and/or in connection with the acquisition of any Units issued as a result of the conversion of such Convertible Secured Note. Each such holder hereby further affirms that this proxy is coupled with an interest and may not be revoked unless otherwise terminated by the mutual consent of each such holder and the Parent. Each such holder hereby ratifies and confirms all that the proxy and attorney-in-fact appointed pursuant to this Section 6.13 may lawfully do or cause to be done by virtue hereof.  Notwithstanding anything to the contrary herein, upon the earlier to occur of a Notice Default and an Automatic Default (each as defined in the Convertible Secured Note), the proxy shall, without further action by any party, be automatically revoked.

4.             Approval of Dissolution of the Company.  Section 12.1 of the Agreement is hereby deleted and replaced in its entirety as follows:

Section 12.1 Approval of Dissolution of the Company. If there is any Designated Non-Parent Member, Parent agrees that Parent shall not, without receiving advance approval by a Majority Vote of the Designated Non-Parent Members, adopt any plan of liquidation or dissolution or file a certificate of dissolution with respect to the Company.

5.             Special Redemption Regarding Convertible Secured Note.  Section 12.2(j) of the Agreement is inserted as follows:

(j)                Upon a conversion of all or any portion of the Convertible Secured Note and the issuance of Units to the holder of the Convertible Secured Note, such holder shall have the same rights of Redemption, if any, held by any Member; provided, however, that such holder shall have no such Redemption rights with respect to any Units issued in connection with the Convertible Secured Note if the Board of Directors of Parent, after consultation with legal counsel, determines in good faith and in its sole discretion that satisfaction of such Redemption by Parent with Common Shares would (i) jeopardize or endanger the availability to Parent of its net operating loss and net capital loss carryforwards and certain other tax benefits under Section 382 of the Code or (ii) constitute a “Change of Control” under that certain Junior Subordinated Indenture, dated as of June 25, 2007, by and between Parent (formerly Alesco Financial Inc.) and Wells Fargo Bank, N.A., as trustee.

6.             Integration. The Agreement, as amended by this Amendment No. 3 sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, the Company business and the property of the Company, and there are no promises, agreements, conditions, understanding, warranties, or representations, oral or written, express or implied, among them other than as set forth herein or in the agreements noted above.  Notwithstanding the foregoing, certain Members are or will be a party to a senior management agreement between the Company and such Member (e.g., the Cohen Executive Agreement). To the extent that any provisions of this Amendment No. 3 conflict with such Member’s senior management agreement (including, without limitation, terms relating to the transfer of Units and the allocations provided for therein), the terms of such Member’s senior management agreement shall control.

7.             No Other Amendments.  Except as expressly amended, modified and supplemented hereby, the provisions of the Agreement are and shall remain in full force and effect.

8.             Governing Law. It is the intention of the parties that all questions with respect to the construction of this Amendment No. 3 and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware.

9.             Binding Effect. This Amendment No. 3 shall be binding upon, and inure to the benefit of, the parties hereto and their respective personal and legal representatives, successors and assigns.

10.          Counterparts. This Amendment No. 3 may be executed in any number of counterparts and it shall not be necessary that each party to this Amendment No. 3 execute each counterpart. Each counterpart so executed (or, if all parties do not sign on the same counterpart, each group of counterparts signed by all parties) shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument. In making proof of this Amendment No. 3, it shall not be necessary to account for more than one counterpart or group of counterparts signed by all parties.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment No. 3 to be executed as of the date and year first set forth above.

/s/ Linda Koster
Linda Koster

COHEN BROS. FINANCIAL, LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Managing Member

COHEN & COMPANY INC.

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President and
Chief Financial Officer